Exhibit 4.13

Execution Copy

FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT

Dated as of September 18, 2015

This FIRST AMENDMENT TO TERM LOAN CREDIT AGREEMENT (this “Amendment”) is between Ingredion Incorporated (the “Borrower”), the lenders party hereto (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers, the Lenders party thereto and the Administrative Agent entered into that certain Term Loan Credit Agreement dated as of July 10, 2015 (as amended hereby and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”); and

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Term Loan Credit Agreement as specifically set forth herein and, subject to the terms of this Amendment, the Administrative Agent and the Lenders party hereto have agreed to grant such request.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Capitalized Terms. All capitalized terms not otherwise defined in this Amendment shall have the meanings as specified in the Term Loan Credit Agreement.

Section 2. Amendment to Term Loan Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein, the Administrative Agent and the Lenders party hereto hereby agree to amend the definition of “Change in Control” contained in Section 1.01 of the Term Loan Credit Agreement by deleting clause (b) thereof in its entirety and replacing it with the following:

“(b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated or approved by the board of directors of the Borrower nor (ii) appointed or approved by a majority of directors so nominated or approved;”

Section 3. Conditions of Effectiveness. The effectiveness of the amendment in Section 2 shall be subject to the satisfaction of each of the following conditions precedent:

(a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, the Administrative Agent and the Required Lenders; and

(b) the representations and warranties of the Borrower contained in Section 4 shall be true and correct.

Section 4. Representations and Warranties of the Loan Parties. The Borrower represents and warrants as follows:

(a) The execution, delivery and performance by the Borrower of its obligations in connection with this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws or similar organizing or governing documents of the Borrower, (ii) contravene any applicable law which is applicable to the Borrower or (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture or instrument or other material agreement, in each case, involving an amount in excess of $1,000,000 to which the Borrower is a party, by which it or any of its properties is bound or to which it is subject, except, in the case of clauses (ii) and (iii) above, to the extent such contraventions, conflicts, breaches or defaults could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower has taken all necessary corporate action to execute, deliver and perform this Amendment and has validly executed and delivered this Amendment. This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) No material consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by the Borrower of this Amendment, except such as have been obtained or made and are in full force and effect.

(d) After giving effect to this Amendment, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects as of the date hereof as though made on and as of such date (other than any such representations or warranties that expressly relate to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects with respect to or as of such specific earlier date).

(e) After giving effect to this Amendment, no Default shall have occurred and be continuing.

Section 5. Reference to and Effect on the Credit Documents. On and after the effectiveness of this Amendment, each reference in the Term Loan Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Term Loan Credit Agreement, and each reference in each of the other Credit Documents to “the Term Loan Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Term Loan Credit Agreement, shall mean and be a reference to the Term Loan Credit Agreement, as amended by this Amendment and this Amendment shall constitute a Credit Document.

(a) The Term Loan Credit Agreement and each of the other Credit Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(b) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Credit Documents, nor constitute a waiver of any other provision of any of the Credit Documents.

Section 6. Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the law of the State of New York.

Section 8. Entire Agreement. This Amendment and the other Credit Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

INGREDION INCORPORATED

By:	/s/ Kevin Wilson
Name:	C. Kevin Wilson
Title:	Vice President & Treasurer

By:	/s/ Jack C. Fortnum
Name:	Jack C. Fortnum
Title:	Executive Vice President & Chief Financial Officer

First Amendment to Term Loan Credit Agreement

Signature Page

BANK OF AMERICA, N.A.,
as Administrative Agent

By:	/s/ Nicholas Cheng
Name:	Nicholas Cheng
Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Nicholas Cheng
Name:	Nicholas Cheng
Title:	Vice President

First Amendment to Term Loan Credit Agreement

Signature Page